                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        GIBRALTAR PACKAGING GROUP, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                         GIBRALTAR PACKAGING GROUP, INC.
                              274 RIVERSIDE AVENUE
                           WESTPORT, CONNECTICUT 06880



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD NOVEMBER 6, 1997


TO THE STOCKHOLDERS OF GIBRALTAR PACKAGING GROUP, INC:


         The Annual Meeting of the Stockholders of Gibraltar Packaging Group, Inc., a Delaware corporation (the "Company") will be held at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut, on November 6, 1997, at 10:00 a.m., eastern standard time, for the following purposes:

           1. To elect six directors to serve until the annual stockholders' meeting in 1998 or until their successors have been elected and qualified (Proposal 1);

           2. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 1998 fiscal year (Proposal 2); and

           3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

           These items of business are more fully described in the Proxy Statement accompanying this Notice.

           Only stockholders of record at the close of business on October 3, 1997 are entitled to notice of and to vote at the Annual Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                  By Order of the Board of Directors


                                  /s/ John W. Lloyd
                                  ------------------

                                  JOHN W. LLOYD
                                  SECRETARY


October 14, 1997
Westport, Connecticut

                         GIBRALTAR PACKAGING GROUP, INC.
                              274 Riverside Avenue
                           Westport, Connecticut 06880


                                 PROXY STATEMENT


         The accompanying proxy is solicited by the Board of Directors of Gibraltar Packaging Group, Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held on November 6, 1997 and at any adjournments thereof. The Annual Meeting of Stockholders will be held at 10:00 a.m., eastern standard time, at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting of Stockholders. The Board of Directors is not currently aware of any such other matters. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

         The approximate date on which this Proxy Statement and the accompanying proxy, together with the Company's annual report to stockholders on form 10-K for the fiscal year ended June 28, 1997, will first be sent to stockholders is October 14, 1997.


                            VOTING RIGHTS AND QUORUM

         At the close of business on October 3, 1997, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof, 5,041,544 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. The presence, in person or by proxy (including abstentions and "broker non-votes"), of at least a majority of the outstanding shares of Common Stock is required for a quorum. A broker non-vote occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote with respect to non-routine matters.

         The affirmative vote of the holders of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the 1997 Annual Meeting of Stockholders is required for the election of directors. Ratification of Deloitte & Touche LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

         With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the ratification of Deloitte & Touche LLP as the Company's independent public accountants and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted as votes in favor of such proposal. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote "against" the ratification of Deloitte & Touche LLP as the Company's independent public accountant even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently. Broker non-votes are not shares entitled to vote, will not be counted in the total number of votes, and thus will have no effect on the outcome of voting.

                               PROPOSAL NUMBER 1:

                              ELECTION OF DIRECTORS

         Six directors are to be elected to the Company's Board of Directors at the Annual Meeting. The Board of Directors has nominated and urges you to vote for the election of the six nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each of the nominees listed below is a member of the Company's present Board of Directors. Proxies solicited hereby will be voted FOR all six nominees unless stockholders specify otherwise in their proxies.

         If, at the time of or prior to the 1997 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR DIRECTOR

         The six nominees for election as directors and certain additional information with respect to each of them, are as follows:

                                                                                               YEAR FIRST BECAME
NAME                                 AGE                     POSITION WITH THE COMPANY                A DIRECTOR

David G. Chandler                    39           Director                                           1992
Edgar D. Jannotta, Jr.               37           Director                                           1992
John W. Lloyd                        53           Director, Chief Financial Officer and Secretary    1992
Walter E. Rose                       54           Director and Chief Executive Officer               1986
Robert G. Shaw                       57           Director                                           1992
John D. Strautnieks                  60           Director                                           1986


           DAVID G. CHANDLER. Mr. Chandler has been employed by William Blair & Company, L.L.C., an investment banking firm, since 1987, and has been a principal since 1990. Mr. Chandler was employed by Morgan Stanley & Co. Incorporated from 1984 to 1987. Mr. Chandler serves as a director for a number of privately held companies.

           EDGAR D. JANNOTTA, JR. Mr. Jannotta has been employed by William Blair & Company, L.L.C., since 1988, and has been a principal since 1993. Mr. Jannotta has been a director of Daisytek International Corporation, a wholesale distributor of computer supplies, since December 1991. Mr. Jannotta was employed by Golder, Thoma & Cressey, a venture capital firm, from 1986 to 1988.

           JOHN W. LLOYD. Mr. Lloyd became Chief Financial Officer of the Company in February 1996. Mr. Lloyd has served as Executive Vice President and Chief Financial Officer of Rostra Technologies, Inc., ("Rostra"), a manufacturer of automotive electronic components, since 1993. He was a business consultant from 1990 to 1993. From 1989 to 1990, Mr. Lloyd was Senior Vice President for Gulf Resources & Chemical Corporation, a natural- resource company. From 1984 to 1989, he was Vice President of Finance and Corporate Development for the BOC Group, Inc., an industrial gases and health care group. From 1979 to 1983, he was Chief Financial Officer of Thomas Tilling, Inc., a company engaged in the manufacture and distribution of various industrial and commercial products.

           WALTER E. ROSE. Mr. Rose became Chief Executive Officer of the Company in August 1995. Mr. Rose serves as President of Rostra, which he co-founded in 1982. From 1979 to 1982, he was Executive Vice President of Thomas Tilling, Inc., a company engaged in the manufacture and distribution of various industrial and commercial products. From 1965 to 1979, he was employed by ITT Rayonier, the forest products subsidiary of ITT.

           ROBERT G. SHAW. Mr. Shaw has been Chairman of the Board, President and Chief Executive Officer of International Jensen since 1984. Before joining International Jensen, Mr. Shaw served as a principal with A.T. Kearney, Inc., an international management consulting firm. From 1973 through 1977, he served as a political appointee with the federal government, first as deputy special assistant to the President of the United States, and later as deputy director of the Bureau of International Commerce.

           JOHN D. STRAUTNIEKS. Mr. Strautnieks serves as Chairman of Rostra, which he co-founded in 1982. From 1981 to 1982, he was President of Clecon, Inc., a manufacturer and distributor of building materials. From 1977 to

1981, he was Vice President-Marketing/Sales of Bundy Corporation, an industrial products manufacturing company, and from 1975 to 1977, he served as President of Bundy of Canada.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE ABOVE-NAMED NOMINEES.

         All directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified. The Company's officers are elected annually by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements.

         The Company's Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than two nor more than 15 persons. The Board in its discretion and in accordance with such authority has fixed its size at six members. No proxy will be voted for a greater number of persons than the number of nominees named herein.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the planning and results of the auditing engagement, approving professional services provided by the independent auditors and reviewing the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Messrs. Shaw and Strautnieks. The Compensation Committee makes recommendations concerning compensation, including incentive arrangements, for the Company's officers. The Compensation Committee also administers the Company's 1992 Incentive Stock Option Plan, Director Stock Option Plan, 1994 Long-Term Incentive Plan and 1996 Non-Qualified Stock Option Plan. The current members of the Compensation Committee are Messrs. Chandler and Jannotta.

         During fiscal 1997, the Board of Directors had four meetings and took certain actions by unanimous written consent in lieu of meetings, the Audit Committee had one meeting, and the Compensation Committee had one meeting and took certain actions by unanimous written consent in lieu of meetings. During fiscal 1997, no director of the Company other than Mr. Jannotta attended fewer than 75% of the number of board meetings. No director of the Company attended fewer than 75% of the number of meetings of the committee(s) on which he served.

DIRECTOR COMPENSATION

         Members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in attending Board of Directors' and committee meetings. Messrs. Chandler, Jannotta, Shaw and Strautnieks receive $3,000 for each board meeting attended. No additional compensation is paid for Committee meetings. In addition, each director who is not an employee of the Company or of a subsidiary or affiliate of the Company is eligible to receive stock options under the Company's Director Stock Option Plan. During fiscal 1997, no options to purchase shares of Common Stock were awarded under the Director Stock Option Plan.


                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

         The table on the following page sets forth, as of July 29, 1997, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the five most highly compensated executive officers of the Company during its most recent fiscal year and (iv) all directors and executive officers of the Company as a group. Except as indicated below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed. For purposes of the following table, each person's "beneficial ownership" of Common Stock has been determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13d-3 promulgated thereunder. Information with respect to beneficial ownership is based upon information furnished by such persons or contained in filings made with the Securities and Exchange Commission ("SEC").

                                                                                    AMOUNT AND
                                                                               NATURE OF BENEFICIAL      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                              OWNERSHIP              CLASS
Agro Industrial and Trading Holding B.V.
   18 Lindenstraat, 7411 NV Deventer, Netherlands (2)..........................        317,400                6.3%

Chase Venture Capital Associates, L.P. (formerly known as
Chemical Venture Capital Associates, A California Limited Partnership)
   380 Madison Avenue, 12th Floor, New York, New York  10017 (3)...............        274,739                5.4%

William Blair Leveraged Capital Fund, L.P.
   222 West Adams Street, Chicago, Illinois 60606..............................        863,275               17.1%

David G. Chandler, Director (4)................................................        863,275               17.1%

Jon P. Crane, Division President...............................................         50,000                1.0%

Edgar D. Jannotta, Jr., Director (5)...........................................        863,275               17.1%

John W. Lloyd, Director and Chief Financial Officer (6)........................         43,500                1.0%

Walter E. Rose, Director and Chief Executive Officer (6).......................        331,296                6.5%

Robert G. Shaw, Director (6)...................................................         11,000                *

John D. Strautnieks, Director..................................................        306,296                6.1%

Richard D. Hinrichs, Division President (6)....................................         47,542               1.0%

Directors and executive officers as a group (10 persons) (6)...................      1,652,909               32.2%

-----------------------

* Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gibraltar Packaging Group, Inc., 274 Riverside Avenue, Westport, Connecticut 06880.

(2) Based solely on information set forth in a Schedule 13D, dated December 11, 1996.

(3) Based solely on information set forth in a Schedule 13D, dated January 1, 1997.

(4) Mr. Chandler may be deemed to beneficially own the 863,275 shares of Common Stock held by William Blair Leveraged Capital Fund, L.P., (the "WB Fund") due to his status as a principal of William Blair & Company, L.L.C., which is the general partner of William Blair Leveraged Capital Management, L.P., the general partner of the WB Fund.

(5) Mr. Jannotta may be deemed to beneficially own the 863,275 shares of Common Stock held by the WB Fund due to his status as a principal of William Blair & Company, L.L.C., which is the general partner of William Blair Leveraged Capital Management, L.P., the general partner of the WB Fund.

(6) Includes the following shares issuable upon the exercise of outstanding stock options granted by the Company that are exercisable within 60 days of July 29, 1997: 31,000 for Mr. Lloyd, 25,000 for Mr. Rose, 11,000 for
       Mr. Shaw and 23,000 for Mr. Hinrichs.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

       Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.



NAME                              AGE              POSITION WITH THE COMPANY

Walter E. Rose                    54               Chief Executive Officer

John W. Lloyd                     53               Chief Financial Officer

Jon P. Crane                      60               Division President

Richard D. Hinrichs               53               Division President

John F. Justice                   47               Division President

James A. Stajkowski               39               Division President



         Information regarding the business experience of Messrs. Rose and Lloyd is set forth above under the heading "Proposal Number 1: Election of Directors."


         JON P. CRANE. Mr. Crane became Division President-Standard Packaging and Printing in October 1995. He had previously served as President of Great Plains Packaging from 1987 through 1992 and served as President and Chief Operations Officer of the Company following its formation in 1992. Mr. Crane has over 30 years of experience in the packaging industry.

         RICHARD D. HINRICHS. Mr. Hinrichs became Division President-Great Plains Packaging in May 1992. He had previously served as Vice President of Sales of Great Plains Packaging from February 1986 through May 1992 and has held various positions with the Company and its predecessors since 1963.

         JOHN F. JUSTICE. Mr. Justice was promoted to Division President in February 1997, and originally joined Niemand Industries as Division Controller and Director of Administrative Services in January 1996. From 1993 through 1996 Mr. Justice held senior management positions with Prestolite Electric, an electro-mechanical products manufacturer. From 1988 through 1993 he was employed with Partek North America, Inc., a building products manufacturer.

         JAMES A. STAJKOWSKI. Mr. Stajkowski became Division President-RidgePak in February 1996. From October 1994 through February 1996 he was the Manufacturing Manager, Central Division, Sealright Packaging. Mr. Stajkowski previously held various positions with Federal Paperboard Company from April 1979 through October 1994.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. Chandler and Jannotta, neither of whom are officers or employees of the Company. The Committee is responsible for evaluating and establishing the level of executive compensation and administering the Company's stock option plans.

         It is the philosophy of the Company and the Compensation Committee that in order to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives. The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. The Compensation Committee regularly reviews the Company's compensation programs to insure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation package for its executive officers consists primarily of a cash salary, a cash incentive bonus and stock option grants.

         Base salary levels are largely determined through comparisons with industrial companies of similar size, complexity and performance. The determination of the comparable companies was based upon choices made by the Compensation Committee and the Board of Directors. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Mr. Rose's annual base salary in fiscal 1997 was $241,300. Mr. Rose's compensation takes into account his overall experience and contributions to the Company.

         The Company's executives participate in the Company's bonus plan. The Company uses annual bonuses to motivate its executive officers and reward individuals for their initiative and outstanding performance. Bonuses are determined annually based upon achievement of performance-oriented indicators, which include improvement in sales and net income, the control of working capital and cash flow, and the achievement of specified operating objectives; the achievement of which favorably impact the Company's overall financial performance. Mr. Rose's bonus was reduced from the previous year based on an evaluation of the Company's performance as compared to its objectives. These factors were taken into consideration for the bonus Mr. Rose was awarded in fiscal 1997.

         The Compensation Committee believes that by providing the executives who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock of the Company, the best interest of stockholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase Common Stock of the Company. While various factors such as the potential of the recipient, prior grants and the performance of the Company are considered in selecting the recipients and determining the size of the grant, the Company does not adhere to any firmly established formulas or schedules for the issuance of options, but options are awarded when considered appropriate. During fiscal 1997, the Compensation Committee approved the grant to Mr. Rose of options to purchase 125,000 shares of Common Stock, and approved the grant to Mr. Lloyd of options to purchase 100,000 shares of Common Stock, under the Company's 1996 Non-Qualified Stock Option Plan.

         The foregoing report is given by the following members of the Compensation Committee:

                             David G. Chandler
                             Edgar D. Jannotta, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee consists of Messrs. Chandler and Jannotta. No member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, during fiscal 1997. Messrs. Rose and Lloyd serve on the board of directors of Rostra, which board makes all compensation related decisions for that company. Mr. Strautnieks, the Chairman of Rostra, is a director of the Company.

EXECUTIVE COMPENSATION

         The following table summarizes certain information regarding aggregate cash compensation, stock option awards and other compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                SECURITIES
                                    FISCAL          ANNUAL COMPENSATION         UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR         SALARY($)   BONUS($)(1)       OPTIONS(#)    COMPENSATION($)(2)
Walter E. Rose (3)                   1997          241,300       24,000           125,000                0
  Chief Executive Officer            1996(4)       188,958       36,000                 0                0
                                     1995                0            0                 0                0

John W. Lloyd (3)                    1997          194,900       20,000           100,000                0
  Chief Financial Officer            1996(5)        54,022       15,000                 0                0
                                     1995                0            0                 0                0

Richard D. Hinrichs                  1997          145,000       28,000                 0            1,581
  Division President                 1996          135,091       32,000                 0            1,550
                                     1995          124,448       62,600                 0            1,017

Jon P. Crane                         1997          140,000       17,000                 0                0
  Division President                 1996(6)        99,553       13,000                 0                0
                                     1995                0            0                 0                0

James A. Stajkowski                  1997          130,000       11,700                 0        46,107(8)
  Division President                 1996(7)        48,750        8,000                 0        11,158(9)
                                     1995                0            0                 0                0


(1) Bonuses reflect amounts earned and accrued during each fiscal year, but paid in the subsequent fiscal year.

(2) Unless otherwise indicated, represents Company contributions to the Company's 401(k) profit sharing plan. During each of the three years ended June 28, 1997, June 29, 1996 and July 1, 1995, perquisites for each individual named in the Summary Compensation Table (other than Mr. Stajkowski) aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table, or $50,000, if lower. Accordingly, no such amounts are included in the Summary Compensation Table.

(3) Compensation for Messrs. Rose and Lloyd represent management fees paid to Rostra for services provided by Messrs. Rose and Lloyd, as the Company's Chief Executive Officer and Chief Financial Officer, respectively. For a discussion of the fees paid to Rostra, see Certain Transactions.

(4) Mr. Rose became Chief Executive Officer in August 1995. Accordingly, the compensation listed for him includes only the compensation paid by the Company since that date.

(5) Mr. Lloyd became Chief Financial Officer in February 1996. Accordingly, the compensation listed for him includes only the compensation paid by the Company since that date.

(6) Mr. Crane became an executive officer in October 1995. Accordingly, the compensation listed for him includes only the compensation paid by the Company since that date.

(7) Mr. Stajkowski became an executive officer in February 1996. Accordingly, the compensation listed for him includes only the compensation paid by the Company since that date.

(8) Includes $1,300 of Company contributions to the 401(k) plan, $22,927 of relocation expenses, $17,676 of reimbursement of income taxes and $4,204 for a company car.

(9) Includes $325 of Company contributions to the 401(k) plan and $10,833 relocation incentive bonus.

STOCK OPTIONS

         No stock options were granted in fiscal 1997 under the Company's 1992 Incentive Stock Option Plan.

         The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 1997:

                        OPTION GRANTS IN LAST FISCAL YEAR

                             NUMBER OF   PERCENT OF TOTAL                            POTENTIAL REALIZABLE VALUE AT
                             SECURITIES      OPTIONS                                   ASSUMED ANNUAL RATES OF
                             UNDERLYING    GRANTED TO       EXERCISE                 STOCK PRICE APPRECIATION FOR
                               OPTIONS    EMPLOYEES IN       OR BASE     EXPIRATION   OPTION  TERM (10  YEARS)(2)
NAME                         GRANTED(1)  FISCAL YEAR 1997  PRICE/SHARE      DATE            5%           10%
----                        -----------  ----------------  -----------    --------   -------------- -------------
Walter E. Rose.............125,000(3)      55.6%         $4.00         07/31/06      $315,000       $796,250
John W. Lloyd..............100,000(3)      44.4%         $4.00         07/31/06      $252,000       $637,000

(1) Each option was granted under the Company's 1996 Non-Qualified Stock Option Plan, and has an exercise price equal to the fair market value of the Common Stock on the date of grant. Under the 1996 Non-Qualified Stock Option Plan, the Company may grant to key employees options to purchase in the aggregate up to 300,000 shares of the Company's Common Stock. Options granted under the 1996 Plan are exercisable no earlier than six months and no later than ten years from the grant date. Options granted under the 1996 Plan vest according to the following schedule: 20% vest six months, one year, two years, three years and four years from the grant date. Not withstanding the foregoing, options granted will vest at one, two, three and four years from the grant date only if the fair market value of Common Stock of the Company reaches certain specified levels. The options will automatically vest in the event certain change of control transactions occur.

(2) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as specified by the SEC and are not intended to forecast future price appreciation of the Common Stock of the Company. The gains reflect a future value based only upon growth at the SEC-prescribed rates. The options will have value to the listed executives only if (a) the stock price advances beyond the grant date price shown in the table during the effective option period and (b) the options vest in accordance with the vesting schedule described in Footnote 1 above.

(3) Each of the indicated options was granted on August 1, 1996.

OPTION EXERCISES AND HOLDINGS

         The following table sets forth information concerning the value of unexercised options held as of June 30, 1997, by the executive officers named in the Summary Compensation Table. No stock options were exercised by such officers in fiscal 1997.

                          FISCAL YEAR-END OPTION VALUES

                              NUMBER OF SECURITIES
                             UNDERLYING UNEXERCISED                 VALUE OF UNEXERCISED
                                 OPTIONS HELD AT                         OPTIONS AT
                                 JUNE 30, 1997(#)                    JUNE 30, 1997($)(1)
                           -------------------------------------------------------------------
NAME                       EXERCISABLE    UNEXERCISABLE           EXERCISABLE    UNEXERCISABLE

Walter E. Rose(2).............25,000          100,000              (25,000)         (100,000)
John W. Lloyd(2)..............20,000           80,000              (20,000)          (80,000)
Richard D. Hinrichs(3)........20,333            2,667              (80,998)           (8,001)

(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The market value of the Company's Common Stock on June 30, 1997 was $3.00 based on the average of the high and low price on the NASDAQ National Market System on such date.

(2) Each option for Messrs. Rose and Lloyd were granted under the Company's 1996 Non-Qualified Stock Option Plan.

(3) Each option for Mr. Hinrichs was granted under the Company's 1992 Incentive Stock Option Plan.

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Market Index and a peer group index for the period beginning June 30, 1992 and ending June 30, 1997. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1992 and that all dividends were reinvested. The members of the peer group were determined by the company, and consist of: Bemis Inc., Liqui-Box Corp., Outlook Group Corp., Sealright Co. Inc., Shorewood Packaging Corp. and Sonoco Products Co.


                     COMPARISON OF 5 YEAR CUMULATIVE RETURN

                  AMONG GIBRALTAR PACKAGING GROUP, INC., NASDAQ

                        MARKET INDEX AND PEER GROUP INDEX


             [Graph appears below with the following information:]


        Raw Data                                        Indexed Data
      GIBRALTAR    PEER   NASD US                GIBRALTAR  PEER  NASDAQ
Mar-92  9.5000  19.2446 54 193.0750        Mar 92  100.0   100.0   100.0
Apr-92  8.2500  20.4350 53 187.7950        Apr 92  86.8    106.2   97.3
May-92  7.7500  20.3458 52 187.1950        May 92  81.6    105.7   97.0
Jun-92  6.0000  19.9673 51 179.8760        Jun 92  100.0   100.0   100.0
Jul-92  6.7500  20.6061 50 186.2480        Jul 92  112.5   103.2   103.5
Aug-92  5.5000  20.2798 49 180.5550        Aug 92  91.7    101.6   100.4
Sep-92  4.0000  20.3376 48 187.2670        Sep 92  66.7    101.9   104.1
Oct-92  4.7500  19.7768 47 194.6420        Oct 92  79.2    99.0    108.2
Nov-92  5.0000  20.6686 46 210.1290        Nov 92  83.3    103.5   116.8
Dec-92  6.5000  21.5190 45 217.8640        Dec 92  108.3   107.8   121.1
Jan-93  7.2500  20.6250 44 224.0660        Jan 93  120.8   103.3   124.6
Feb-93  7.0000  21.1041 43 215.7070        Feb 93  116.7   105.7   119.9
Mar-93  6.5000  19.8571 42 221.9500        Mar 93  108.3   99.4    123.4
Apr-93  8.0000  19.0714 41 212.4770        Apr 93  133.3   95.5    118.1
May-93  8.3750  18.5535 40 225.1700        May 93  139.6   92.9    125.2
Jun-93  8.2500  18.7321 39 226.2110        Jun 93  137.5   93.8    125.8
Jul-93  8.7500  17.9464 38 226.2478        Jul 93  145.8   89.9    125.8
Aug-93  11.0000 18.2857 37 238.1840        Aug 93  183.3   91.6    132.4
Sep-93  11.5000 19.7678 36 245.2770        Sep 93  191.7   99.0    136.4
Oct-93  9.3750  19.6875 35 250.7900        Oct 93  156.3   98.6    139.4
Nov-93  9.2500  19.4791 34 243.3110        Nov 93  154.2   97.6    135.3
Dec-93  8.5000  20.6041 33 250.0930        Dec 93  141.7   103.2   139.0
Jan-94  8.7500  21.5416 32 257.3850        Jan 94  145.8   107.9   143.1
Feb-94  8.5000  21.5208 31 255.2760        Feb 94  141.7   107.8   141.9
Mar-94  7.0000  20.5208 30 239.5750        Mar 94  116.7   102.8   133.2
Apr-94  8.0000  20.1458 29 236.4660        Apr 94  133.3   100.9   131.5
May-94  7.2500  20.2916 28 237.0430        May 94  120.8   101.6   131.8
Jun-94  6.0000  20.1458 27 228.3750        Jun 94  100.0   100.9   127.0
Jul-94  5.7500  21.1041 26 233.0580        Jul 94  95.8    105.7   129.6
Aug-94  7.5000  21.4375 25 247.9160        Aug 94  125.0   107.4   137.8
Sep-94  7.5000  21.9376 24 247.2830        Sep 94  125.0   109.9   137.5
Oct-94  8.0000  21.4375 23 252.1420        Oct 94  133.3   107.4   140.2
Nov-94  7.0000  21.0625 22 243.7790        Nov 94  116.7   105.5   135.5
Dec-94  7.3750  21.5416 21 244.4640        Dec 94  122.9   107.9   135.9
Jan-95  8.1250  20.9375 20 245.8340        Jan 95  135.4   104.9   136.7
Feb-95  6.2500  21.7188 19 258.8350        Feb 95  104.2   108.8   143.9
Mar-95  6.6250  21.9583 18 266.5040        Mar 95  110.4   110.0   148.2
Apr-95  6.7500  21.7708 17 274.8940        Apr 95  112.5   109.0   152.8
May-95  5.8750  21.2500 16 281.9840        May 95  97.9    106.4   156.8
Jun-95  5.6880  20.5625 15 304.8340        Jun 95  94.8    103.0   169.5
Jul-95  5.2500  21.2605 14 327.2410        Jul 95  87.5    106.5   181.9
Aug-95  4.0000  20.7708 13 333.8730        Aug 95  66.7    104.0   185.6
Sep-95  3.5000  20.5625 12 341.5500        Sep 95  58.3    103.0   189.9
Oct-95  3.6250  18.9166 11 339.5940        Oct 95  60.4    94.7    188.8
Nov-95  3.6250  17.7083 10 347.5680        Nov 95  60.4    88.7    193.2
Dec-95  3.7500  18.8541 9  345.7250        Dec 95  62.5    94.4    192.2
Jan-96  3.8750  19.4583 8  347.4500        Jan 96  64.6    97.5    193.2
Feb-96  4.7500  20.0208 7  360.6710        Feb 96  79.2    100.3   200.5
Mar-96  4.3750  20.1250 6  361.8700        Mar 96  72.9    100.8   201.2
Apr-96  4.5000  21.1660 5  391.8930        Apr 96  75.0    106.0   217.9
May-96  5.0000  21.0730 4  409.8870        May 96  83.3    105.5   227.9
Jun-96  5.5000  20.7291 3  391.4450        Jun 96  91.7    103.8   217.6
Jul-96  4.0000  20.0625 2  356.6430        Jul 96  66.7    100.5   198.3
Aug-96  4.5000  20.0416 1  376.5340        Aug 96  75.0    100.4   209.3
Sep-96  4.3750  20.8021    405.4910        Sep 96  72.9    104.2   225.4
Oct-96  3.7500  21.4688    401.0110        Oct 96  62.5    107.5   222.9
Nov-96  3.5000  21.7500    425.8020        Nov 96  58.3    108.9   236.7
Dec-96  3.7500  21.6667    425.4210        Dec 96  62.5    108.5   236.5
Jan-97  3.5000  22.6667    455.6590        Jan 97  58.3    113.5   253.3
Feb-97  3.2500  22.2292    430.4710        Feb 97  54.2    111.3   239.3
Mar-97  3.0000  22.3647    402.368         Mar 97  50.0    112.0   223.7
Apr-97  2.8750  21.9375    414.951         Apr 97  47.9    109.9   230.7
May-97  3.0000  23.1875    461.996         May 97  50.0    116.1   256.8
Jun-97  3.0000  24.7188    476.113         Jun 97  50.0    123.8   264.7


         There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         The Company entered into an employment agreement with Mr. Hinrichs, dated December 1, 1992. The agreement provided that Mr. Hinrichs would receive an annual base salary of $122,100 and shall be entitled to receive a bonus of up to 40% of his base salary. Mr. Hinrichs' annual base salary in fiscal 1997 was $145,000. In addition, the agreement provides that if terminated without just cause, Mr. Hinrichs would be entitled to receive severance pay for the nine-month period from termination equal to his monthly base salary at the time of termination. The employment agreement may be terminated by either party with advance written notice to the other party.

         The Company entered into an employment agreement with Mr. Crane, effective October 16, 1995. The agreement provided that Mr. Crane would receive an annual base salary of $126,000 per year and shall be entitled to receive a bonus of up to 30% of his base salary. Mr. Crane's annual base salary in fiscal 1997 was $140,000. In addition, the agreement provides that if terminated without just cause, Mr. Crane would be entitled to receive severance pay for the six-month period from termination equal to his monthly base salary at the time of termination. The employment agreement may be terminated by either party with advance written notice to the other party.

         The Company entered into an employment agreement with Mr. Stajkowski, dated October 2, 1996. The agreement provided that Mr. Stajkowski would receive an annual base salary of $130,000 per year and shall be entitled to receive a bonus of up to 30% of his base salary. The employment agreement may be terminated by either party with advance written notice to the other party.

         In April 1994, the Company amended the option agreements relating to options granted under the Company's 1992 Incentive Stock Option Plan and the Director Stock Option Plan to provide that in the event of a change in control each option covered thereby shall become immediately exercisable in full and shall remain exercisable for the remaining term of such option, regardless of any provision contained therein limiting the exercisability of the option or any portion thereof for any length of time, provided that no option may become exercisable as a result of such acceleration prior to the date six months following its grant date.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC and the NASDAQ Stock Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company and on written representations by certain reporting persons that no reports on Form 5 were required, the Company believes that during the fiscal year ended June 28, 1997, all Section 16(a) filing requirements applicable to its officers, directors and ten percent stockholders were complied with, except that Mr. Hinrichs, an executive officer of the Company, did not file a Form 4 on a timely basis which contained a report regarding the purchase of Common Stock of the Company.


CERTAIN TRANSACTIONS

         Messrs. Rose and Lloyd serve on the Board of Directors of, and hold an equity interest in Rostra. Mr. Strautnieks, the Chairman of Rostra, is a director of the Company. During fiscal 1997 the Company paid $389,423 to Rostra in management fees. Rostra has permitted Messrs. Rose and Lloyd to serve as the Company's Chief Executive Officer and Chief Financial Officer, respectively. The Company pays management fees as reimbursement to Rostra for the services provided by Messrs. Rose and Lloyd. As of June 28, 1997, the Company owed Rostra $179,190 for such fees.

                               PROPOSAL NUMBER 2:

                        APPROVAL OF INDEPENDENT AUDITORS


         The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 27, 1998, subject to ratification by the Company's stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Deloitte & Touche LLP has served as auditors for the Company since 1986.

         For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy. If the resolution is rejected, or if Deloitte & Touche LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board of Directors will appoint other independent accountants whose continued employment after the following Annual Meeting of Stockholders will be subject to ratification by stockholders. The enclosed proxy will be voted for ratification of Deloitte & Touche LLP unless the proxy holders are otherwise instructed.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP'S APPOINTMENT.

                            PROPOSALS OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the next annual meeting must be in the form required by the Company's By-laws and received at the Company's principal executive offices no later than August 17, 1998, if the proposal is to be considered for inclusion in the Company's proxy statement relating to such meeting.


                              FINANCIAL INFORMATION

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY WRITTEN REQUEST TO INVESTOR RELATIONS, GIBRALTAR PACKAGING GROUP, INC., 274 RIVERSIDE AVENUE, WESTPORT, CONNECTICUT 06880.


                                  OTHER MATTERS

         The Company will bear the cost of preparing and mailing proxy materials as well as the cost of solicitation of proxies. The Company will reimburse banks, brokerage firms, custodians, nominees and fiduciaries for their expenses in sending proxy materials to the beneficial owners of Common Stock. The Company has retained Norwest Bank Minnesota, N.A. ("Norwest") to assist in the solicitation of proxies. An additional fee of $1,000 beyond the $750 average monthly fee paid to Norwest to act as the Company's transfer agent, together with Norwest's out-of-pocket expenses, will be paid to Norwest. In addition to solicitation by mail, certain directors, officers and regular employees of the Company and Norwest may solicit proxies by fax, telex, telephone and personal interview.


                                 By Order of the Board of Directors

                                 /s/ Walter E. Rose
                                 -------------------
                                 WALTER E. ROSE

                                 CHIEF EXECUTIVE OFFICER


October 14, 1997
Westport, Connecticut

*******************************************************************************
                                    APPENDIX

                        GIBRALTAR PACKAGING GROUP, INC.
P R O X Y                                                              P R O X Y
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
    The undersigned hereby constitutes and appoints WALTER E. ROSE, JOHN W. LLOYD, and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Gibraltar Packaging Group, Inc. (herein the "Company") to be held at the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut, on the 6th day of November 1997 at 10:00 a.m., Eastern Standard Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided below, the number of shares the undersigned would be entitled to vote if personally present.

PROPOSAL 1: ELECTION OF DIRECTORS         [ ] FOR ALL NOMINEES LISTED BELOW                [ ] WITHHOLD AUTHORITY TO VOTE
                                              EXCEPT AS MARKED TO THE CONTRARY                 FOR ALL NOMINEES LISTED BELOW

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, STRIKE A LINE
                 THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

David G. Chandler       Edgar D. Jannotta, Jr.  John W. Lloyd
Walter E. Rose          Robert G. Shaw          John D. Strautnieks

PROPOSAL 2: TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP         FOR     AGAINST     ABSTAIN
             AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE        [ ]       [ ]         [ ]
             1998 FISCAL YEAR

    In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

    Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. All prior proxies are hereby revoked.
    This proxy will be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated October 14, 1997.

                                          -------------------------------------

                                          -------------------------------------
                                                   Signature(s)
                                          Dated _________________________, 1997
                                          (Please sign exactly as your name
                                          appears hereon. When signing as
                                          attorney, executor, administrator,
                                          trustee, guardian, etc., give full
                                          title as such. For joint accounts,
                                          each joint owner should sign.)
                                          PLEASE MARK, SIGN, DATE AND RETURN THE
                                              PROXY CARD PROMPTLY USING THE
                                                    ENCLOSED ENVELOPE.